Exhibit 10.4(B)

SECOND AMENDMENT TO DOCKAGE AGREEMENT

THIS SECOND AMENDMENT TO DOCKAGE AGREEMENT (“Amendment”) is made and entered into on this, the 27th day of July, 1995, by and between THE GREENVILLE YACHT CLUB, a Mississippi corporation (hereinafter “Yacht Club”), and COTTON CLUB OF GREENVILLE, INC., d/b/a COTTON CLUB CASINO, a Mississippi corporation (hereinafter “Cotton Club”).

WITNESSETH:

WHEREAS, on or about December 29, 1992 the Yacht Club and Cotton Club entered into that certain Dockage Agreement (hereinafter “Original Agreement”); and

WHEREAS, on or about April 2, 1993, the Yacht Club and Cotton Club amended the Original Agreement to modify its terms governing payment of the initial dockage fee (for the year 1993); and

WHEREAS, the Yacht Club and Cotton Club desire to amend further the Original Agreement and to resolve certain differences which have arisen between them, all as set forth herein.

NOW, THEREFORE, in consideration of the premises and the respective mutual agreements, covenants, representations and warranties contained herein and in the Original Agreement, the sufficiency of which is hereby acknowledged, the Original Agreement is further modified, altered and changed in the following respects only, and the parties agree as follows:

1. The provision in Section 7 of the Original Agreement requiring Cotton Club to make annual payments is changed to provide for payment of the dockage fees in consecutive, equal monthly installments, to be paid together with: (a) Mississippi sales tax on those fees at the applicable rate; and (b) interest on the unpaid balance of that year’s dockage fee at a rate initially equal to that paid to Planters Bank & Trust Company by the Yacht Club for the

duration of the Yacht Club’s current indebtedness to that bank, and thereafter at a rate equal to one percent (1%) over the prime loan rate announced by Planters Bank from time to time. Such monthly installments shall be paid on the 9th day of each month. The Yacht Club acknowledges that Cotton Club has paid it all monthly dockage fees, interest and sales tax through July, 1995, and the parties agree that Cotton Club shall begin making the monthly payments provided for above on August 9, 1995, and continuing through the primary and any extended term of the Original Agreement, subject to Cotton Club’s rights to terminate. In the event Cotton Club exercises its right to terminate in accordance With Section 3(b) of the Original Agreement, that termination shall not relieve or otherwise effect Cotton Club’s obligation to pay the balance of that year’s dockage fee, sales tax and interest in the amounts and on the dates set forth above. The “full dockage fee for the next succeeding year” which Cotton Club shall be obligated to pay in the event of such termination shall be the then annual dockage fee set forth in ¶ 7 of the Original Agreement, which sum shall be paid in a lump sum (and not in monthly payments) in advance on or before the 29th day of December in the year in which Cotton Club gives its written notice of termination; provided, however, Cotton Club shall not be obligated to pay any portion of the Mississippi sales tax on that dockage fee.

2. In addition to the payments provided for in Section 7 of the Original Agreement, as amended herein, Cotton Club agrees that it shall pay to the Yacht Club the sum of $1,750.00 per month, on the 9th day of each month, beginning on August 9, 1995, and ending on December 9, 1995, said payment representing the balance of one-half of the Mississippi sales tax due on the dockage fees paid by Cotton Club to the Yacht Club during 1993 and 1994.

3. In addition to the payments provided for in the Original Agreement, as amended herein, Cotton Club agrees that it shall pay the Yacht Club the sum of One Hundred Thousand and No/100 Dollars ($100,000) for a full, final and complete release of any claims (a) of ownership that Yacht Club may have on the barge presently used by Cotton Club to provide ingress and egress to Cotton Club and the Yacht Club and (b) for damages to Yacht Club’s piers, gangways, anchors, vessels, cables, etc., resulting from adjustments to the parties’ mooring cable (s) and/or anchor(s). That sum of $100,000.00 shall be paid as follows: the sum of Fifty Thousand and No/100 Dollars ($50,000.00) in cash on November 1, 1995; beginning December 9, 1995, and continuing on the ninth day of each month thereafter, through and including September 9, 1996, the sum of Five Thousand and No/100 Dollars ($5,000.00) in cash. The Yacht Club agrees that upon payment of that sum of $100,000.00 by Cotton Club all such claims of Yacht Club to ownership of the barge (including its cables, gangway, etc., and any fixtures thereon) and for damages to its piers, gangways, etc., shall be deemed to be released and discharged, end Yacht Club shall execute any and all documents to further effectuate and/or document such release.

4. Effective upon payment of the aforesaid sum of $100,000.00, Section 18 of the Original Agreement shall be deemed to be amended to read as follows:

This Agreement entitles Cotton Club to dock no more than one (1) gaming casino at the location contemplated by this Agreement. However, Cotton Club shall be permitted to furnish and position one or more additional vessels across the front of Cotton Club’s and Yacht Club’s vessels for use in boarding those vessels. Yacht Club makes no claim of ownership over, on, in or to either Cotton Club’s gaming casino or its barge.

5. In the event the payments set forth in ¶ ¶ 1, 2 and 3 above are not paid when due, and that failure to pay shall continue for ten (10) days after Yacht Club simultaneously (a) mails by certified or registered mail and (b) transmits via facsimile, to Cotton Club and to its attorneys (to the addresses and fax numbers set forth in ¶ 8 below) written notice of such failure to pay, then Yacht Club may invoke the default remedies under ¶ 19 of the Original Agreement; and, in addition, a late penalty shall be assessed thereafter as follows: $35.00 for the first day, or portion thereof; $60.00 for the second day, or portion thereof; $80.00 for the third day, or portion thereof; $125.00 for the fourth day, or portion thereof, $150.00 for the fifth day, or portion thereof; and $500.00 for the sixth and each subsequent day, or portion thereof.

6. The last sentence of the first paragraph of Section 13 of the Original Agreement is deleted, and the following inserted in lieu thereof:

Cotton Club agrees that on or before the end of the term of the Original Agreement and any renewals or extensions thereof, it shall provide the Yacht Club with ingress and egress comparable to that utilized by the Yacht Club prior to Cotton Club’s dockage of its vessel.

7. Yacht Club hereby waives and/or forgives any default by Cotton Club under the Original Agreement through and including the date of this Amendment and, likewise, the release of Yacht Club’s claims for damages to its piers, etc., set forth in ¶ 3 above, is limited to actions and conduct occurring prior to this Amendment.

8. The substance (but not the title) of Section 28 of the Original Agreement is deleted and the following inserted in lieu thereof: Except as otherwise expressly provided, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered:

If to Yacht Club:	Greenville Yacht Club
P. O. Box 417
Greenville, MS 38702-0417
Attention: J. T. Hall, Commodore

with copies to:	C. W. Walker, III
Lake, Tindall & Thackston
P. O. Box 918
Greenville, MS 38702-0918
Fax: (601) 378-2183

If to Cotton Club:	Cotton Club of Greenville, Inc.
P. O. Box 1777
Greenville, MS 38702-1777
Attention: Mike Howard, CEO
Fax: (601) 378-8953

with copies to:	Roy D. Campbell, III
Campbell, Delong, Hagwood & Wade
P. O. Box 1856
Greenville, MS 38702-1856
Fax: (601) 334-6407

or, as to Yacht Club or Cotton Club, at such other address as shall be designated by such party in a written notice to the other party hereto. All such notices and communications addressed to Yacht Club or Cotton Club shall, if sent through the United States Mail, be effective when deposited in the United States Mail, or, if sent by telegraph, telex, telecopy or cable or overnight courier, be effective when so telegraphed, telexed, telecopied, cabled, or delivered to overnight courier, or, if sent by hand-delivery, be effective on the same day so sent.

9. Cotton Club and the Yacht Club agree that, except as specifically modified and amended as set forth in this Amendment, the Original Agreement shall remain in full force and effect. They further agree that, except as expressly stated herein, the amendments and agreements stated herein shall take effect immediately.

10. This Amendment may be executed in multiple originals. This document likewise may be executed in multiple counterparts which when taken together shall constitute a single agreement.

IN WITNESS WHEREOF the parties have executed this Amendment as of the day and year first above written.

COTTON CLUB OF GREENVILLE, INC.

By:	/s/ Mike Howard
Mike Howard, CEO

THE GREENVILLE YACHT CLUB

By:	/s/ J. T. Hall
J. T. Hall, Commodore